Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
REGULAR THIRD QUARTER DIVIDEND OF $0.42 PER SHARE AND
ANNOUNCES JUNE 30, 2008 FINANCIAL RESULTS

THIRD QUARTER DIVIDEND DECLARED

New York, NY – August 7, 2008 – Ares Capital Corporation (NASDAQ:  ARCC) announced that its Board of Directors has declared a third quarter dividend of $0.42 per share, payable on September 30, 2008 to stockholders of record as of September 15, 2008.

June 30, 2008 FINANCIAL RESULTS

Ares Capital also announced financial results for its second quarter ended June 30, 2008.

HIGHLIGHTS

Financial

•                  GAAP net income:

•                  $3.3 million or $0.04 per share (basic and diluted)(1)

•                  Core EPS(2):

•                 $0.40 per share (basic and diluted)(1)

•                  Net investment income:

•                 $36.1 million or $0.40 per share (basic and diluted)(1)

•                  Net unrealized losses:

•                 $(32.8) million or $(0.36) per share (basic and diluted)(1)

•                  Total fair value of investments at June 30, 2008 of $2.1 billion

•                  Net assets per share at June 30, 2008 of $13.67 (includes dilution of $1.11 from transferable rights offering)

•                  Stockholders’ equity at June 30, 2008 of $1.3 billion

•                  Distributed 2nd Quarter 2008 regular dividend of $0.42 per share

Portfolio Activity

•                  Gross commitments made during period:

•                 $342.3 million

•                  Exits of commitments during period:

•                 $43.4 million

•                  Average total assets for the period:

•                 $2.1 billion

•                  Number of portfolio company investments as of June 30, 2008: 87

•                  Weighted average yield of debt and income producing securities as of June 30, 2008: 11.28%(3)

(1) In accordance with SFAS 128-Earnings per Share, or SFAS 128, the weighted average shares of common stock outstanding used in computing GAAP net income per share, Core EPS, net investment income per share and net unrealized losses per share have been adjusted retroactively by a factor of 1.02% to recognize the bonus element associated with rights to acquire shares of common stock that were issued to stockholders of record as of March 24, 2008.

(2) Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive management fees attributable to such realized gains and losses and any income taxes related to such realized gains. The most directly comparable GAAP financial measure is the net per share increase in stockholders’ equity resulting from operations, which is reflected above under the heading “GAAP net income”.  Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.  Reconciliation of basic and diluted Core EPS to the most directly comparable GAAP financial measure is set forth in Schedule 1 hereto.

(3) Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt included in such securities, divided by (b) total debt and income producing securities at fair value included in such securities.

OPERATING RESULTS

For the quarter ended June 30, 2008, Ares Capital reported net income of $3.3 million or $0.04 per share (basic and diluted). Net investment income for the second quarter was $36.1 million or $0.40 per share (basic and diluted). Net unrealized losses were $(32.8) million or ($0.36) per share (basic and diluted). Net income can vary substantially from period to period for various factors, including the recognition of realized gains and losses and unrealized appreciation and depreciation.  As a result, quarterly comparisons of net income may not be meaningful.

As of June 30, 2008, total assets were $2.2 billion, stockholders’ equity was $1.3 billion and net asset value per share was $13.67.

In the second quarter of 2008, Ares Capital made $342.3 million in new commitments across 10 portfolio companies (6 new companies and 4 existing companies). Nine separate private equity sponsors were represented in these new transactions.  In total, as of June 30, 2008, 61 separate private equity sponsors were represented in the Ares Capital portfolio.  Also, during the quarter, we made one investment in a non-sponsored transaction. Of the $342.3 million in new commitments made during the quarter, approximately 45% were made in first lien senior secured debt, 5% in second lien senior secured debt, 41% in senior subordinated debt and 9% in equity/other securities. Of these investments, 47% were floating rate.  During the second quarter, significant new commitments included:

•                 $100.0 million in a first lien senior debt commitment for a radiation oncology provider;

•                 $81.1 million in senior subordinated debt and equity for a food service distributor;

•                 $48.1 million in senior subordinated debt for a rural telephone network operator;

•                 $28.8 million in first lien senior revolver debt, senior subordinated debt and equity for a for-profit post-secondary education provider in Puerto Rico; and

•                 $25.0 million in first lien senior term debt for a healthcare technology provider.

The fair value of Ares Capital’s investments at June 30, 2008 was $2.1 billion.  These portfolio investments (excluding cash and cash equivalents) were comprised of approximately 57% in senior secured debt securities (35% in first lien and 22% in second lien assets), 26% in senior subordinated debt securities and 17% in equity/other securities.  As of June 30, 2008, the weighted average yield of debt and income producing securities was 11.28%(3) and 40% of the Company’s assets were in floating rate debt securities.

As of August 6, 2008, we had made $128.0 million of investments (including agreements to fund revolving credit facilities or delayed draw loans) since June 30, 2008. Of these investments, approximately 35% were made in senior secured debt, 49% in senior subordinated debt and 16% in equity/other securities. Of these investments, 1.0% bear interest at floating rates and 83% bear interest at fixed rates with a weighted average stated rate of 13.71%. As of August 6, 2008, we exited $29.2 million of investments since June 30, 2008. Of these investments, 67% were senior subordinated debt and 33% were senior secured debt. Of these investments, 33% bore interest at floating rates and 67% bore interest at fixed rates with a weighted average stated rate of 13.31%.

In addition, as of August 6, 2008, we had an investment backlog and pipeline of $52.5 million and $292.0 million, respectively. We expect to syndicate a portion of these investments and commitments to third parties. The consummation of any of the investments in this backlog and pipeline depends upon, among other things: satisfactory completion of our due diligence investigation of the prospective portfolio company, our acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. We cannot assure you that we will make any of these investments or that we will syndicate any portion of such investments and commitments.

“We had a very busy and productive second quarter while navigating continuing volatility in the credit markets.  We increased our liquidity by raising $260 million of equity in a transferable rights offering and recently extended the maturity of a $350 million credit facility to July 2009.  This additional liquidity not only limits any near-term refinancing risk we may have seen later this year and into 2009, but also provides us with added strategic flexibility to pursue the very attractive investment opportunities available to us in the current markets,” said President Michael Arougheti.

“Our second quarter results reflect the continued execution of our stated strategy of growing our franchise while rotating our portfolio through this period of dislocation.  We remain focused on increasing the weighted average spread in our portfolio, while decreasing the underlying credit risk.  We are accomplishing this by investing in new, higher yielding investments while aggressively looking to exit or re-price lower yielding investments in our existing portfolio.  We have also enhanced our portfolio value by generating meaningful fee income on new capital and including call protection on many new investments that may be realized in the future as loans are refinanced or repaid early.   The credit performance of our portfolio has also remained solid, with only one investment since inception, representing less than 0.5% of total investments made, losing principal and currently only three issuers, representing approximately 1.3% of portfolio at fair value, on non-accrual,” added Arougheti.

PORTFOLIO QUALITY

Ares Capital Management LLC, our investment adviser, employs an investment rating system (Grades 1 to 4) to categorize our investments. Grade 4 is for those investments that involve the least amount of risk in the portfolio (i.e. the portfolio company is performing above expectations and the trends and risk factors are generally favorable, including a potential exit). Grade 3 is for those investments that involve a level of risk that is similar to the risk at the time of origination (i.e. the portfolio company is performing as expected and the risk factors are neutral to favorable). Grade 2 is for those investments where a portfolio company is performing below expectations and indicates that the risk has increased materially since origination. Grade 1 is for those investments that are not anticipated to be repaid in full. Our investment advisor employs half-point increments to reflect underlying trends in portfolio company operating or financial performance, as well as general outlook. As of June 30, 2008, the weighted average grade of the investments in Ares Capital’s portfolio was 2.9 with 2.9% of total investments at amortized cost (or 1.3% at fair value) on non-accrual status.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2008, Ares Capital had $77.0 million in cash and cash equivalents and $847.7 million in total debt outstanding.  Subject to leverage restrictions, the Company had approximately $326.3 million available for additional borrowings under these credit facilities as of June 30, 2008.

On July 22, 2008, we entered into an amendment to, among other things, extend the maturity of our CP Funding Facility to July 21, 2009, decrease the availability and advance rates applicable to certain types of eligible loans and make certain provisions of the facility more restrictive. In addition, the interest rate charged on the CP Funding Facility was increased to the commercial paper, eurodollar or adjusted eurodollar rate plus 2.50% and the commitment fee for any unused portion was increased to 0.50%. We also paid a renewal fee of 0.786% of the total amount available for borrowing, or $2.75 million.

DIVIDEND

For the three months ended June 30, 2008, Ares Capital declared a dividend on May 8, 2008 of $0.42 per share for a total of $40.8 million.  The record date was June 16, 2008 and the dividend was distributed on June 30, 2008.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Thursday, August 7, 2008, at 10:00 a.m. (ET) to discuss its second quarter 2008 financial results. PLEASE VISIT OUR WEBCAST LINK LOCATED ON THE STOCK INFORMATION PAGE OF THE INVESTOR RESOURCES SECTION OF OUR WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Stock Information page of the Investor Resources section of our website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the call. You can also access the conference call by dialing (800) 860-2442 approximately 5-10 minutes prior to the call. International callers should dial (412) 858-4600.  All callers should reference “Ares Capital Corporation.” For the convenience of our stockholders, an archived replay of the call will be available through August 22, 2008 by calling (877) 344-7529. International callers please dial (412) 317-0088. For all replays, please reference conference passcode #421147. An archived replay will also be available on a webcast link located on the Stock Information page of the Investor Resources section of our website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital Corporation is a specialty finance company that is a closed-end, non-diversified management investment company. Ares Capital Corporation has elected to be regulated as a business development company under the Investment Company Act of 1940. Its investment objective is to generate both current income and capital appreciation through debt and equity investments. Ares Capital Corporation invests primarily in first and second lien senior loans and mezzanine debt, which in some cases includes an equity component, and, to a lesser extent, in equity investments in private middle market companies.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com.

CONTACT

Rick Davis
Ares Capital Corporation
310-201-4200

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

(dollar amounts in thousands, except per share data)

	As of
	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Investments at fair value (amortized cost of $2,161,978 and $1,795,621, respectively)
Non-controlled/non-affiliate company investments	$1,457,081	$1,167,200
Non-controlled affiliate company investments	436,639	430,371
Controlled affiliate company investments	196,732	176,631
Total investments at fair value	2,090,452	1,774,202
Cash and cash equivalents	77,047	21,142
Receivable for open trades	587	1,343
Interest receivable	24,588	23,730
Other assets	8,382	8,988
Total assets	$2,201,056	$1,829,405
LIABILITIES
Debt	$847,734	$681,528
Accounts payable and accrued expenses	5,439	5,516
Management and incentive fees payable	16,694	13,041
Interest and facility fees payable	2,641	4,769
Total liabilities	$872,508	$704,854
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $.001 per share, 200,000,000 and 100,000,000 common shares authorized, respectively, 97,152,820 and 72,684,090 common shares issued and outstanding, respectively	97	73
Capital in excess of par value	1,399,467	1,136,599
Accumulated undistributed net investment income	(624)	7,005
Accumulated undistributed net realized gain on sale of investments and foreign currencies	17	1,471
Net unrealized loss on investments and foreign currencies	(70,409)	(20,597)
Total stockholders’ equity	1,328,548	1,124,551
Total liabilities and stockholders’ equity	$2,201,056	$1,829,405
NET ASSETS PER SHARE	$13.67	$15.47

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(dollar amounts in thousands, except per share data)

	For the three months ended		For the six months ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INVESTMENT INCOME:
From non-controlled/non-affiliate company investments:
Interest from investments	$37,768	$34,251	$72,734	$64,145
Capital structuring service fees	8,421	1,982	11,146	6,267
Interest from cash & cash equivalents	441	671	989	1,492
Dividend income	375	375	871	750
Other income	583	389	1,408	507
Total investment income from non-controlled/non-affiliate company investments	47,588	37,668	87,148	73,161

From non-controlled affiliate company investments:
Interest from investments	8,198	5,469	16,697	9,416
Capital structuring service fees	—	3,225	1,095	3,262
Dividend income	218	503	266	503
Other income	378	314	619	552
Total investment income from non-controlled affiliate company investments	8,794	9,511	18,677	13,733

From controlled affiliate company investments:
Interest from investments	3,758	55	6,180	55
Capital structuring service fees	2,900	165	3,000	165
Other income	424	—	666	—
Total investment income from controlled affiliate company investments	7,082	220	9,846	220

Total investment income	63,464	47,399	115,671	87,114

EXPENSES:
Interest and credit facility fees	7,155	7,565	17,078	16,114
Base management fees	7,679	5,814	14,766	10,903
Incentive management fees	9,015	6,229	15,508	10,983
Professional fees	1,653	1,524	2,871	2,489
Insurance	349	266	626	531
Administrative	365	235	900	445
Depreciation	102	102	204	203
Directors fees	66	63	140	128
Other	881	653	1,728	1,415
Total expenses	27,265	22,451	53,821	43,211

NET INVESTMENT INCOME BEFORE INCOME TAXES	36,199	24,948	61,850	43,903

Income tax expense (benefit), including excise tax	138	(43)	(184)	(33)

NET INVESTMENT INCOME	36,061	24,991	62,034	43,936

REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS AND FOREIGN CURRENCY TRANSACTIONS:
Net realized gains (losses):
Non-controlled/non-affiliate company investments	10	(8,113)	217	(7,844)
Non-controlled affiliate company investments	1	230	1	320
Controlled affiliate company investments	—	—	—	—
Foreign currency transactions	6	—	(2)	—
Net realized gains (losses)	17	(7,883)	216	(7,524)

Net unrealized gains (losses):
Non-controlled/non-affiliate company investments	(9,990)	14,376	(28,594)	12,284
Non-controlled affiliate company investments	(13,116)	2,083	(23,858)	8,460
Controlled affiliate company investments	(9,700)	—	2,633	—
Foreign currency transactions	—	—	7	—
Net unrealized gains (losses)	(32,806)	16,459	(49,812)	20,744

Net realized and unrealized gains (losses) from investments and foreign currency transactions	(32,789)	8,576	(49,596)	13,220

NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$3,272	$33,567	$12,438	$57,156

BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.04	$0.48	$0.15	$0.91

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING – BASIC AND DILUTED	90,125,629	70,117,970	82,097,395	62,544,682

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months ended June 30, 2008 and June 30, 2007 are provided below.

	For the three months ended
	June 30, 2008	June 30, 2007
Basic and diluted Core EPS(1)	$0.40	$0.36
Realized and unrealized gains (losses), net	(0.36)	0.12
Incentive fees attributed to realized gains (losses)	—	—
Income tax expense related to realized gains	—	—
Basic and diluted GAAP EPS	$0.04	$0.48

(1) Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any incentive management fees attributable to such realized gains and losses and any income taxes related to such realized gains. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.